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                                                               Exhibit 10.197


                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of this     day of June, 1998, (this
"Agreement") by and between Paxson Communications Corporation, a Delaware corporation with its principal place of business at 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233 (the "Company") and Jeffrey Sagansky, an individual, currently residing at 53 East 80th Street, New York, New York 10021 (the "Executive") (collectively, the "Parties").

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer ("CEO"), and the Parties desire to enter into this agreement to secure the Executive's employment during the term hereof, all on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. TITLE. The Company hereby employs the Executive and the Executive agrees to serve the Company as President and CEO, headquartered principally in the Company's West Palm Beach, Florida offices, on the terms and conditions hereinafter set forth.

2. EMPLOYMENT TERM AND LOCATION. The Executive's employment by the Company pursuant to this Agreement will commence May 14, 1998, and continue through June 30, 2002, unless sooner terminated pursuant to Paragraph 8 hereof (the "Term of Employment"). During the first twelve months of the Term of Employment, the Executive shall reside principally in the West Palm Beach, Florida area. Following the first anniversary of this Agreement, the Executive may reside in the New York, New York metropolitan area but shall commute to the Company's West Palm Beach, Florida offices on a schedule mutually acceptable to the Executive and the Chairman.


3. DUTIES. Executive shall report directly and solely to the Chairman of the Board of the Company (the "Chairman"). The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO, including the supervision and responsibility for all operations and management of the Company, its subsidiaries, its affiliates and any entity controlled by the Company (the "Paxson Group"). All employees of the Paxson Group, other than the Chairman, shall report to the Executive or to such other managers as the Executive shall designate. Consistent with the position of President and CEO, the Executive shall work under the direction and control of the Chairman. (The Executive acknowledges and understands that he will be sharing the title of President with the





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         now current President and Chief Operating Officer, James B. Bocock, but
         that Mr. Bocock will report directly and only to the Executive.) The Company agrees to use its reasonable efforts to ensure that the Executive is elected to the Board of Directors of the Company and to the Executive Committee of the Board of Directors, if and when the Board establishes such a committee. The Company agrees that during the Term of Employment Mr. Bocock shall not serve as a member of the Board of Directors unless the Executive also is a member of the Board of Directors.

         The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws and all written Company rules and policies which apply to senior executives and of which the Executive has notice. Except as expressly modified herein, the Executive shall be subject to all of the Company's policies, including conflicts of interest, as well as the following:

         (a) The Executive will comply with all Company and professional standards governing the Executive's objectivity in the performance of the Executive's duties. The Executive will not, without the prior approval of the Chairman or the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), accept any gift, compensation, or gratuity (which excludes business meals and entertainment received by the Executive in the ordinary course of business) from any person or entity with which the Paxson Group or any of their broadcast properties is or may be in competition or in any instance where there is a stated or implied expectation of favorable treatment of that person or entity. The Executive will not, without the prior written approval of the Chairman or the Compensation Committee, take advantage of any business opportunity or situation or engage in any enterprise or venture of which the Paxson Group has an interest on his or her own behalf, if said business opportunity or situation, enterprise or venture is related in any material way to the business of the Paxson Group.

         (b) In performing his duties under this Agreement, the Executive shall conduct himself with due regard to social conventions, public morals and standards of decency, and will not cause or permit any situation or occurrence which would tend to degrade, scandalize, bring into public disrepute, or otherwise lower the community standing of the Executive, or the Company's public image; provided that this clause (b) shall not apply to conduct after the date Lowell W. Paxson ceases to own or control more than fifty percent (50%) of the outstanding voting interests of the Company.


4.       (a)      BASE SALARY. The Company shall pay the Executive a base salary
                  (the "Base Salary"), to be paid on the same payroll cycle as other executive officers of




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                  the Company, at an initial annual rate of $600,000. The Base
                  Salary shall be increased annually, effective July 1 of each year beginning in 1999 and thereafter during the Term of Employment, by an amount equal to 10% of the Base Salary in effect for the most recently ended twelve months (i.e., cumulatively).

         (b) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be eligible to earn a bonus for each of the whole or partial calendar years during the Term of Employment, subject to (i) the satisfaction of certain annual performance benchmarks established by the Compensation Committee of the Board of Directors, and (ii) the Executive being actively employed by the Company on December 31 of such calendar year, unless the Executive's employment has terminated due to the Executive's death, Disability or other than for Good Cause, pursuant to subparagraphs (a), (d) or (e) of Paragraph 8. The bonus shall be equal to 50%, 100% or 200% of the Base Salary paid to the Executive in the preceding calendar year, with the applicable percentage dependent upon the attainment of certain benchmarks. For 1998, the benchmarks shall be the Company's attainment of total revenue, as stated in the Company's audited financial reports, of $160 million, $170 million or $200 million, respectively. With respect to future years, the benchmarks established by the Compensation Committee with respect to the bonus for the Chairman shall be applied to the bonus for the Executive. For calendar year 2002, the benchmarks for the period ending on June 30, 2002, shall be 50% of the benchmarks established by the Compensation Committee with respect to the bonus for the Chairman for calendar year 2002. The bonus will be payable within the first six months of the calendar year following the year to which the bonus applies, provided that the bonus for the six month period ending June 30, 2002, shall be paid no later than July 31, 2002. In the event the Compensation Committee fails to establish new benchmarks for the Chairman, the benchmarks for the Executive shall remain at those last set for the Chairman. No employee of the Company, other than the Chairman, shall be entitled to a larger annual performance bonus from the Company (except for calendar years 1998 and 2002). Without limiting the foregoing, nothing shall preclude the Executive from receiving an additional cash bonus, determined from time in the sole discretion of the Compensation Committee of the Board of Directors.




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         (c)      OPTIONS. The Company shall grant the Executive non-qualified stock options for 1,200,000 shares of Class A common stock of the Company, at an exercise price of $7.25 per share. The options shall vest according to the following schedule: June 30, 1999 -- 30%, June 30, 2000 -- 55%, June 30, 2001 -- 80%,
                  and June 30, 2002 -- 100% in accordance with the terms of a Stock Option Agreement, substantially in the form attached hereto as Exhibit 1, and once vested shall be exercisable any time prior to May 13, 2008. The Company shall adopt a stock option plan under which these stock options may be granted within ninety (90) days of the date this Agreement is executed. The Executive agrees to execute a Stock Option Agreement, substantially in the form attached hereto as
                  Exhibit 1, upon grant of the options.

         (d) CARRIED INTERESTS. The Company hereby gives the Executive a carried interest in all consideration of any kind received by or credited to the Paxson Group (i) with respect to any and all programming produced by or for the Company, d/b/a Pax Net, Inc., or its successors and assigns, the production of which is committed to development or placed in development or ordered or committed during the Term of Employment, and (ii) derived from such programming or any rights therein created during or after the Term of Employment, including sequels, subsequent seasons or partial season orders, feature film versions, merchandising, licensing, and revenue, (iii) offset by any returns, refunds, credits, or rebates attributable to the revenue from such programming or rights (the "Carried Interest Revenue"). For programming delivered by broadcast or cable television, the carried interest shall be equal to 5% of the difference of the Carried Interest Revenue less guild or union residuals. For all uses of programming, other than delivery by broadcast or cable television, the carried interest shall be equal to 5% of the difference of the Carried Interest Revenue less the following expenses: (i) guild or union residuals, (ii) other contractually required payments to talent (including producers, directors and the like), (iii) unrelated (to Paxson Group) third party distribution fees actually paid to or deducted by independent third parties (including commissions and agency fees), (iv) direct out-of-pocket costs expended by the Paxson Group to unrelated third parties to distribute (but not to produce or finance) said programming, and (v) state and local taxes (if any) applicable to the distribution of such programming. This carried interest shall have a perpetual term and shall be nonforfeitable. The Company shall provide to the Executive not less than twice per year, at six month accounting intervals determined by the Company, a detailed accounting of the Carried Interest Revenue and the allowable deductions therefrom, together with payment of the carried interest through the applicable accounting period. Executive shall have the right, not more frequently than annually, to examine the Company's books and records during normal business hours, at the



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                  Company's headquarters or such other location mutually
                  acceptable to the Parties, so that the Executive can verify the proper calculation of his carried interest payments.

         (e) WITHHOLDING. The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any required federal, state, and/or local income and payroll taxes or as required to satisfy any or court order or lien imposed by the Internal Revenue Service.

5. EMPLOYEE BENEFITS. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executive group (which for this purpose means any one or more senior executives, excluding the Chairman), including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four weeks of vacation for each twelve month period of employment; the Executive may take vacation in accordance with Company policy, consistent with the best interests of the Company.

6. BUSINESS EXPENSES. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company's written policies for its senior executive group (which for this purpose means any one or more senior executives, excluding the Chairman). Executive shall be entitled to travel via first class air transportation.

7. FREEDOM TO CONTRACT. The Executive represents and warrants that he has the right to enter into this Agreement, is eligible for employment by the Company and that no other written or verbal agreements exist which would be in conflict with or prevent performance of any portion of this Agreement. The Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by the Executive. The Executive represents and warrants that he has not made and will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.





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8.       TERMINATION. Notwithstanding the provisions of Paragraph 2 of this
         Agreement, the Executive's employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:

         (a) DEATH. Upon the date of the Executive's death. In such event, the Company shall pay to the Executive's legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company), (x) the Executive's Base Salary in effect on the date of death for a twelve (12) month period following the date of the Executive's death (payable in accordance with the Company's normal payroll practices during such period), plus (y) any bonus earned but not paid as of the date of death, plus (Z) a pro rata bonus for the calendar year in which the Executive died equal to the bonus the Executive would have earned for such year if he had remained actively employed with the Company through the end of such calendar year (or through June 30, 2002, if earlier) and had continued to receive his Base Salary through the end of such period multiplied by a fraction, the numerator of which is the total number of days of the year which have lapsed as of the date of his death and the denominator of which is 365.

         (b) GOOD CAUSE. Subject to the notice and cure provisions set forth below, upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for "Good Cause," consistent with the provisions of this subparagraph (b). The term "Good Cause" as used in this Agreement shall mean the occurrence of any of the following events:

                 (i) the Executive's arrest for the commission of (A) a felony,
                 (B) any criminal act with respect to the Executive's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (C) any act contrary to law that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by the Paxson Group or would subject any such broadcast station to fine or forfeiture;

                 (ii) the Executive's demonstrable gross negligence in (A) taking any action, or (B) in omitting to take any action, and such act or omission would cause any member of the Paxson Group to be in default under any material contract, lease or other agreement;

                 (iii) the Executive's dependence on alcohol or illegal drugs;





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                 (iv) the Executive's failure or refusal to perform according to or follow the lawful policies and directives of the Chairman (which shall be consistent with Paragraph 3);

                 (v) the Executive's misappropriation, conversion or embezzlement of the assets of any member of the Paxson Group;

                 (vi) the Executive's material breach of this Agreement, including engaging in action in violation of Paragraph 10; or

                 (vii) the Executive making any representation in this Agreement which is false when made.

                 In the event of a termination for Good Cause under this subparagraph (b), the Company shall notify the Executive of its intention to terminate his employment and the specific reason(s) therefore, and the Executive, on at least ten (10) business days notice, shall have had an opportunity to respond thereto in writing; and, provided further, if the basis for such termination is susceptible of being cured by the Executive, the Company shall afford the Executive a period of at least ten (10) additional business days to cure, and the Executive's employment may not be terminated until such period has expired and the Executive has failed to effect such cure. The above notwithstanding, in the event of a termination for Good Cause under Paragraph 8(b)(i) above, the Company shall afford the Executive a period of at least sixty (60) days, following such notice of intention to terminate, in which to cure, and the Executive's employment may not be terminated if Executive cures such arrest within such sixty (60) day period, it being acknowledged and agreed that the Executive will be deemed to have cured such arrest only if such charges have been dropped within such sixty (60) day period.

                 In the event of termination for Good Cause, the Company will be released from all further obligation to the Executive, except for (i) the payment of such Base Salary as may have been earned but not paid prior to termination, (ii) payments under his carried interest pursuant to Paragraph 4(d), (iii) his rights to exercise any vested options, pursuant to his Stock Option Agreement, and (iv) any accrued benefits under the Company's employee benefit plans in accordance with the terms of those plans.

         (c) GOOD REASON. Upon the date specified in a written notice from the Executive terminating his employment for "Good Reason", consistent with the provisions of this subparagraph (c). For purposes of this subparagraph (c), "Good Reason" shall mean that (i) the Company has breached any of the




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                 material terms, conditions and provisions of this Agreement, or
                 (ii) Lowell W. Paxson (other than by reason of his death or disability) resigns as Chairman, is removed by the Company's Board of Directors as Chairman or (together with his spouse) ceases to control (and his spouse does not control) more than fifty percent (50%) of the outstanding voting interests of the Company (except that in the event of the death or disability of Mr. Paxson, Mr. Paxson will be deemed to continue to control
                 50% of the outstanding voting interests of the Company only so long as Mr. Paxson, his spouse and/or his children control such voting interests). In such case, the Executive shall notify the Company of his intentions to terminate his employment and the specific reason(s) therefor, and the Company, on at least ten
                 (10) business days notice, shall have an opportunity to respond thereto; and, provided further, if the basis for such termination is susceptible of being cured by the Company, the Executive shall afford the Company a period of at least ten
                 (10) additional business days, to effect such cure, and the Executive may not terminate his employment until such period has expired and the Company has failed to effect such cure. In the event of such termination for Good Reason, the Company shall pay to the Executive (w) the Executive's Base Salary, including annual increases therein, for the remainder of the original Term of Employment (payable in accordance with the Company's normal payroll practices during such period), plus
                 (x) any bonus earned but not paid as of the date of termination, plus (y) any other bonus the Executive would have earned under subparagraph 4(b) as if he remained actively employed through the original Term of Employment (subject to the Company's satisfaction of the benchmarks for such calendar year), plus (z) continued coverage under any Company employee benefit plans in which the Executive participates as of such date of termination (on the same terms and conditions then in effect) through the original Term of Employment.

         (d) OTHER THAN GOOD CAUSE. Upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for any reason other than "Good Cause", or the Executive's death or the Executive's Disability (as defined in Paragraph 8(e)) (including in the event of a change of control of the Company), or in the event no date is specified in the notice, upon the date on which the notice is delivered to the Executive. In the event of the termination of the Executive's employment pursuant to this subsection (d), the Company shall pay to the Executive (w) the Executive's Base Salary, including annual increases therein, for the remainder of the original Term of Employment (payable in accordance with the Company's normal payroll practices during such period), plus (x) any bonus earned but not paid as of the date of termination, plus
                 (y) any other bonus the Executive would have earned under subparagraph 4(b) as if he remained actively employed through the original Term of Employment (subject to the Company's





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                 satisfaction of the benchmarks for such calendar year), plus
                 (z) continued coverage under any Company employee benefit plans in which the Executive participates as of such date of termination (on the same terms and conditions then in effect) through the original Term of Employment.

         (e) DISABILITY. Upon the date specified in a written notice from the Board of Directors terminating the Executive's employment for "Disability." For purposes of this Agreement, the term "Disability" shall mean that, due to illness or injury, the Executive is unable to perform and exercise the essential functions required of him under this Agreement, for either (i) four consecutive months or longer, or (ii) a total of four months or longer in any twelve month period. The Compensation Committee shall determine whether the Executive has a Disability based on written physician reports provided to the Compensation Committee under the following procedures. The Compensation Committee and the Executive shall each chose a physician to supply a report regarding whether the Executive should be deemed to have a Disability under the terms of this subparagraph 8(e). If the reports of these two physicians reach contrary conclusions regarding whether the Executive should be deemed to have a Disability under the terms of this subparagraph 8(e), the two physicians shall select a third physician to prepare and provide to the Compensation Committee another report regarding whether the Executive should be deemed to have Disability under the terms of this subparagraph 8(e). The Executive shall cooperate fully with each such physician preparing a report to the Compensation Committee under the terms of this subparagraph 8(e) by, among other things, executing any necessary releases to grant such physician access to any and all of Executive's medical records reasonably deemed by such physician to be relevant to such determination, authorizing or requiring physicians and any other health care professionals who have treated or dealt with Executive to consult with such physician regarding any matter reasonably deemed by such physician to be relevant to such determination and submitting to such physical or mental examinations or testing as may be reasonably deemed by such physician to be relevant to such determination. The Parties acknowledge and agree that any determination by the Compensation Committee that the Executive has a Disability, which is used as a basis for termination of the Executive's employment pursuant to this Paragraph 8(e), shall be subject to the arbitration provisions of Paragraph 12 below. In the event of the Executive's Disability, the Company shall pay to the Executive (x) the Executive's Base Salary, including annual increases therein, for the remainder of the original Term of Employment (payable in accordance with the Company's normal payroll practices during such period), plus (y) any bonus earned but not paid as of the date of death, plus (Z) continued coverage under any Company employee benefit plans in which the Executive participates as of such date




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                 of termination (on the same terms and conditions then in
                 effect) through the original Term of Employment.

         (f) VOLUNTARILY. Upon the date the Executive voluntarily, including in conjunction with his retirement, resigns or otherwise ceases his employment with the Company at a time when the Company is not in material breach of this Agreement. In the event of the Executive's voluntary termination of his employment, the Company will be released from all further obligation to the Executive, except for the payment of such Base Salary as may have been earned but not paid prior to termination. Or

         (g) TERM. Upon the expiration of the Term of Employment on June 30, 2002. In the event of the termination of the Executive's employment upon the expiration of the Term of Employment on June 30, 2002, the Company will be released from all further obligation to the Executive, except for such compensation as may have been earned but not paid prior to termination.

         Following the termination of the Term of Employment and the Executive's employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except (i) as provided in subparagraphs (a) through (g) above, (ii) to the extent that the Executive qualifies for benefits under any employee benefit plan available to the Executive as provided in Paragraph 5, (iii) for carried interest payments, pursuant to Paragraph 4(d), and (iv) for the Executive's rights under the Stock Option Agreement. In the event the Executive's employment is terminated for Good Reason, other than for Good Cause or for Disability, pursuant to subparagraphs 8(c),(d) or (e), respectively, the Executive's right to continue to participate in any Company employee benefit plan shall not be affected by the Executive's termination of employment, except
         (i) the Company may substitute for its contribution to any tax-qualified retirement plan on behalf of the Executive, an equivalent contribution to a non-qualified retirement plan, and (ii) the Company may terminate any welfare plan coverage to the extent the applicable insurance carrier refuses to continue to provide such coverage under the group insurance policy, in which event the Company shall have the option of providing the Executive with comparable coverage under individual insurance policies, to the extent such policies are available, provided that if the Executive's employment is terminated by the Company for other than Good Cause pursuant to Paragraph 8(d) or the Executive terminates his employment with the Company for Good Reason because the Company has breached any of the material terms, conditions and provisions of this Agreement, the Company shall be obligated to continue to provide benefits comparable to such welfare plan coverage regardless of whether or not insurance policies are available to provide such benefits. The Company shall not have the right to reduce any payments the Executive is entitled to hereunder by any payments the Executive




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         receives from any other source of employment (whether before, during or after the Term of Employment), and the Executive shall not have any duty to mitigate the damages the Company will incur in making any payments hereunder to the Executive following his termination of employment with the Company. Upon the date of the termination of the Executive's employment pursuant to subparagraph (c), (d) or (e) above, in consideration of (i) the payments to be made to the Executive pursuant to such subparagraph and as a condition to the payment thereof, and (ii) the Company's undertaking to make no derogatory or disparaging statement about the Executive to any unrelated (to the Paxson Group) third party, the Executive acknowledges that all such payments, if made in accordance with this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive (other than any benefits Executive has accrued under the Company's employee benefit plans) and shall further constitute the Executive's sole remedy against the Company; the Executive agrees that if this provision becomes applicable he will execute a general release to reflect these terms.

         In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and the Company, and the Executive continues to provide his services to the Company at the Company's request, such employment shall be at will on such terms and conditions as may be established by the Company and may be terminated for any reason or no reason at any time by either Party with or without notice.

9. INSURANCE. If the Company desires at any time or from time to time during the Term of Employment to apply in its own name or otherwise, but at its own expense, for life, health, accident or other insurance covering the Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests hereunder. The Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual, customary medical, physical, and other examinations and signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies. The Company acknowledges that the Executive has made no representation that he is insurable for these purposes.

10.  RESTRICTIVE COVENANTS.

         (a) FCC COMPLIANCE. The Executive represents that he does not currently have, and warrants that during the Term of Employment he will not have, or be involved with any investment ownership interest or outside activity (such as a board membership) which would result in either he or the Company being in violation of




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         the rules and regulations of the Federal Communications Commission or the Communications Act of 1934, as amended.

         (b) EXCLUSIVE SERVICES. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive's employment with the Company, the Executive shall not: (i) engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement; (ii) have any interest or involvement, directly or indirectly, in any capacity (including as employee, director, consultant, owner, lessor, manager, or lender), in any business enterprise that competes with the Paxson Group or that otherwise has interests in conflict with the Paxson Group, including without limitation, any television broadcast, cable television network, or television programming service, provided however, that (x) the Executive may own up to one percent (1%) of the issued and outstanding common stock of any entity whose common stock is traded on a nationally recognized stock exchange, and (y) the Executive may sit on the boards of directors of other entities, with the prior written approval of the Chairman, which approval shall not be unreasonably withheld. The Executive will not, during the Term of Employment solicit offers for the Executive's services, negotiate with potential employers, enter into any oral or written agreement for the Executive's services, give or accept any option for the Executive's services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive's services to or from any person or entity whatsoever other than the Company.

         (c) NONINTERFERENCE. The Executive agrees that from the date of this Agreement through the first anniversary of the date the Executive's employment with the Company terminates, the Executive will not, directly or indirectly, whether as sole proprietor, partner, lessor, venturer, stockholder, director, officer, employee, consultant or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage or participate in any of the following actions:

                 (i) Influencing or attempting to influence any person or entity who is a contracting party with any member of the Paxson Group to terminate any written or oral agreement with such member of the Paxson Group; or

                 (ii) Hiring or attempting to hire for employment or as an independent contractor any person who is actively employed (or in the preceding six months was actively employed) by any member of the Paxson Group or attempting to influence any such person to terminate employment with any member of the Paxson Group.

         (d) CONFIDENTIALITY. The Executive covenants and agrees that both during the Term of Employment and thereafter he will not disclose to any third party or use in any way any confidential information, business secrets, or business opportunity of the Company, including, without limitation, advertiser lists, rate cards, programming information, programming plans, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, ratings reports, budgets, research, or financial, purchasing, planning, employment or personnel data and information. Immediately upon termination of the Executive's employment with the Company for any reason, or at any other time upon the Company's request, the Executive will return to the Company all memoranda, notes, records or other documents compiled by the Executive or made available to the Executive during the Term of Employment concerning the business of the Company, all other confidential information and all personal property of the Company, including, without limitation, all files, audio or video tapes, recordings, records, documents, drawings, specifications, lists, equipment, supplies, promotional material, scripts, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

         (e) ENFORCEMENT. The Executive agrees that the restrictive covenants contained in this Paragraph 10 are a material part of the Executive's obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Executive agrees that the injury the Company will suffer in the event of the breach by the Executive of any clause of this Paragraph 10 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive's failure to comply with the terms and conditions of Paragraph 10.

11. INTANGIBLE PROPERTY. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by any entity in the Paxson Group and, except as specifically provided in Paragraph 4(f) hereof, shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting, or promotion of any entity of the Paxson Group, whatever the Executives' involvement with such matters may have been, and whether procured, produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Paxson Group now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive's work in this regard being a work for hire for the Company under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.


12. ARBITRATION. Any dispute regarding this Agreement shall be decided by arbitration in West Palm Beach, Florida, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining unless the Parties mutually agree otherwise; and, provided further, that both Parties will be entitled to all rights of discovery in connection with such arbitration, including, without limitation, all discovery rights described in the Florida Rules of Civil Procedure. Any such arbitration shall be submitted to three arbitrators from the Panel of Arbitrators of the American Arbitration Association. The three arbitrators shall be selected in the following fashion: (i) the Executive and the Company each shall select an arbitrator from the Panel of Arbitrators of the American Arbitration Association; and (ii) such two arbitrators by mutual agreement shall select a third arbitrator from such Panel of Arbitrators. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company may seek injunctive relief in accordance with Paragraph 10 of this Agreement.


13. INDEMNIFICATION. The Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by law, against claims, judgments, fines, amounts paid in settlement of and reasonable expenses (including reasonable attorneys fees) incurred by the Executive in connection with the defense of any claim, action or proceeding in which he is a party by reason of his position with the Company, provided such liability does not arise as a result of the Executive's gross negligence. The Executive shall notify the Company promptly upon learning of any claim, action or proceeding for which the Executive intends to assert his right to indemnification under this Paragraph, and the Company shall have the right to control the defense of any such claim, action or proceeding on behalf of the Executive, including any decision regarding the terms (if any) of settlement of such claim, action or proceeding, provided that unless otherwise agreed to by the Executive, any such settlement shall include statements that the Executive does not admit any wrongdoing and the Company does not admit any wrongdoing on the part of the Executive. The Company shall not agree to any settlement of a claim, action or proceeding for which it is indemnifying the Executive until it first has informed and consulted with the Executive regarding the terms of such settlement, but the Company shall not need the consent of the Executive to such settlement (so long as the settlement complies with the immediately preceding sentence). The Company's indemnification of the Executive under this Paragraph shall indefinitely survive the termination or expiration of this Agreement.

14.      MISCELLANEOUS.

         (a) WAIVER OR MODIFICATION. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman or the Compensation Committee of the Board of Directors. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

         (b) SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. Neither Party may assign this Agreement without the prior written consent of the other.

         (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

         (d) GOVERNING LAW. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of law rules.

         (e) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements. The Executive and the Company each acknowledges that, in entering into this

                 Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

         (f) SEVERABILITY. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

         (g) NOTICES. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery to, or (iii) transmitted by telegram, telex, telecopier or facsimile transmission (with receipt confirmed by telephone), to the party entitled to receive the same, at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith:



                 if to the Company:         Lowell W. Paxson
                                            Chairman
                                            Paxson Communications Corporation
                                            601 Clearwater Park Road
                                            West Palm Beach, Florida 33401-6233
                                            (tel) (561) 659-4122
                                            (fax) (561) 655-9424

                 with a copy to:            John R. Feore, Esq.
                                            Dow, Lohnes & Albertson
                                            1200 New Hampshire Avenue, N.W.
                                            Suite 800
                                            Washington, D.C. 20036
                                            (tel) (202) 776-2000
                                            (fax) (202) 776-2222

                 if to the Executive:       Jeffrey Sagansky
                                            53 East 80th Street
                                            New York, New York 10021

                                            (tel) (212) 833-4921
                                            (fax) (212) 833-5545

                 with a copy to:            Jeffrey Mandell, Esq.
                                            Gang, Tyre, Ramer & Brown, Inc.
                                            132 South Rodeo Drive
                                            Beverly Hills, California 90212-2425
                                            (tel) (310) 777-4800
                                            (fax) (310) 777-4801


         (h) TITLES. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

         (i) NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         (j) SURVIVAL. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive's termination of employment with the Company for any reason.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the first date written above.



                                              JEFFREY SAGANSKY



                                              --------------------------------




                                             PAXSON COMMUNICATIONS CORPORATION



                                             By:
                                                -------------------------------
                                                Lowell W. Paxson
                                                     Chairman





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